Exhibit 10.13

Indemnification and Insurance Matters Agreement

between

Cypress Semiconductor Corporation

and

SunPower Corporation

October 6, 2005

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TABLE OF CONTENTS

(Continued)

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INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

This Indemnification and Insurance Matters Agreement (this “Agreement”) is entered into as of October 6, 2005, between Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), and SunPower Corporation, a Delaware corporation (“SunPower”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in ARTICLE IV below.

RECITALS

1. Cypress and SunPower are entering into a Master Separation Agreement dated as of October 6, 2005 (the “Separation Agreement”) and other Ancillary Agreements to further separate the businesses conducted by Cypress and SunPower (the “Separation”).

2. In connection with the Separation, the parties desire to set forth certain agreements between them regarding indemnification and insurance.

3. This Agreement shall be void and of no force and effect until the occurrence of the “Separation Date” as defined in the Separation Agreement, at which time this Agreement shall become effective.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

MUTUAL RELEASES; INDEMNIFICATION

1.1. Release of Pre-Closing Claims.

(a) SunPower Release. Except as provided in Section 1.1(d) to this Agreement, effective as of the Separation Date, SunPower does hereby, for itself and as agent for each member of the SunPower Group, remise, release and forever discharge the Cypress Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

(b) Cypress Release. Except as provided in Section 1.1(d), effective as of the Separation Date, Cypress does hereby, for itself and as agent for each member of the Cypress Group, remise, release and forever discharge the SunPower Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

(c) Release and Waiver of Unknown Claims. SunPower, for itself and as agent for each member of the SunPower Group, and Cypress, for itself and as agent for each member of the Cypress Group, do hereby agree, represent, and warrant that the matters released herein are not limited to matters which are known or disclosed, and that they hereby waive any and all rights and benefits which such party now has, or in the future may have, conferred upon such party by virtue of the provisions of Section 1542 of the Civil Code of the State of California which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASED, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

SunPower, for itself and as agent for each member of the SunPower Group, and Cypress, for itself and as agent for each member of the Cypress Group, waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Civil Code Section 1542. SunPower, for itself and as agent for each member of the SunPower Group, and Cypress, for itself and as agent for each member of the Cypress Group, may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this release, but each shall be deemed to have, finally, and forever settled and released any and all claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

(d) No Impairment. Nothing contained in Section 1.1(a), Section 1.1(b) or Section 1.1(c) shall impair any right of any Person to enforce the Separation Agreement or any other Ancillary Agreement (including this Agreement) or other agreement in force and effect between SunPower and Cypress as of the Separation Date (in each case in accordance with its terms, including, without limitation, the provisions of Section 1.2, Section 1.3 and Section 1.4 hereof) or to recover monies owed pursuant to valid inter-company accounts between SunPower and Cypress as of the Separation Date.

(e) No Actions as to Released Claims. SunPower agrees, for itself and as agent for each member of the SunPower Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Cypress or any member of the Cypress Group, or any other Person released pursuant to Section 1.1(a), with respect to any Liabilities released pursuant to Section 1.1(a). Cypress agrees, for itself and as agent for each member of the Cypress Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SunPower or any member of the SunPower Group, or any other Person released pursuant to Section 1.1(b), with respect to any Liabilities released pursuant to Section 1.1(b).

(f) Further Instruments. At any time, at the request of the other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof and such other documents as are necessary to effect the purposes hereof.

1.2. Indemnification by SunPower. Except as otherwise provided in this Agreement, SunPower shall, for itself and as agent for each member of the SunPower Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Cypress Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the Cypress Indemnitees, or that are imposed upon the Cypress Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication): (a) the SunPower Business or any SunPower Liability; (b) any breach by SunPower or any member of the SunPower Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement, it being acknowledged and agreed that (i) the indemnification provided for in this Agreement shall not limit any indemnification rights specifically set forth in the Separation Agreement or any Ancillary Agreement provided that such indemnification rights shall be subject to the provisions of Section 1.5, Section 1.6 and Article II hereof and (ii) all disclaimers of warranties, limitations of liability or remedies, exculpation or similar provisions in the Separation Agreement or any Ancillary Agreement shall not be deemed to be limited by anything herein, including, without limitation, Section 8.2 of the Employee Matters Agreement, Sections 6.2 and 6.3 of the Master Transition Services Agreement, Section 13(b) of the Contract of Lease and Sections 4.2.1, 7.3 and 7.4 of the Wafer Manufacturing Agreement); and (c) any IPO Liabilities.

1.3. Indemnification by Cypress. Except as otherwise provided in this Agreement, Cypress shall, for itself and as agent for each member of the Cypress Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the SunPower Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the SunPower Indemnitees, or that are imposed upon the SunPower Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication): (a) the Cypress Business or any Liability of the Cypress Group other than the SunPower Liabilities and (b) any breach by Cypress or any member of the Cypress Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement, it being acknowledged and agreed that (i) the indemnification provided for in this Agreement shall not limit any indemnification rights specifically set forth in the Separation Agreement or any Ancillary Agreement provided that such indemnification rights shall be subject to the provisions of Section 1.5, Section 1.6 and Article II hereof and (ii) all disclaimers of warranties, limitations of liability or remedies, exculpation or similar provisions in the Separation Agreement or any Ancillary Agreement shall not be deemed to be limited by anything herein, including, without limitation, Section 8.2 of the Employee Matters Agreement, Sections 6.2 and 6.3 of the Master Transition Services Agreement, Section 13(b) of the Contract of Lease and Sections 4.2.1, 7.3 and 7.4 of the Wafer Manufacturing Agreement).

1.4. Insurance Proceeds and Other Recoveries.

(a) Insurance Claims. If a party has a claim for monies from an insurer or another third party in respect of any loss to which indemnification might otherwise be sought pursuant to this Agreement, then such party (the “Indemnitee”) shall first proceed against the insurer or other third party with respect to such indemnifiable loss (an “Insurance Claim”). Only after final satisfaction of each such Insurance Claim shall a party (the “Indemnifying Party”) be liable for indemnification pursuant to this Agreement.

(b) Advances Against Insurance Proceeds. Despite the existence of an Insurance Claim, an Indemnifying Party shall make prompt payment to an Indemnitee, prior to the receipt of any Insurance Proceeds, in the form of an advance against future Insurance Proceeds, of the full amount required to be made pursuant to the indemnification provisions contained in this Agreement and otherwise determined to be due and owing by an Indemnifying Party.

(c) Reductions for Insurance Proceeds. If an Indemnitee receives Insurance Proceeds or other amounts from an insurer or third party with respect to an Insurance Claim for any indemnifiable loss under this Agreement:

(i) the amount that the Indemnifying Party is or may be required to pay to or on behalf of any other Person indemnified pursuant to this Agreement shall be reduced by any Insurance Proceeds or other amounts actually received from third parties by such Indemnitee in respect of the related Liability; and

(ii) such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss reduced by the amount of any indemnifiable loss still owed by the Indemnifying Party to the Indemnitee (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party its proportionate share (based on payments received from the Indemnifying Parties) of such amounts).

(d) No Benefit to Insurer. Notwithstanding Section 1.4(b) or any other provision of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If the parties believe that the payment of any advance pursuant to Section 1.4(b) has or would have any of the effects described in the previous sentence, then no such advance shall be made and the Indemnifying Party shall not be required to make any payment for indemnification until after resolution of any Insurance Claim in the manner set forth in Section 1.4(a).

1.5. Procedures for Defense, Settlement and Indemnification of Third Party Claims.

(a) Notice of Claims. If a Cypress Indemnitee or a SunPower Indemnitee (as applicable) shall receive notice, or otherwise become aware, of any claim or of the commencement by any such

Person of any Action (each such case, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to an Indemnitee pursuant to this Agreement or any other Ancillary Agreement, Cypress and SunPower (as applicable) shall ensure that such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable and, in any event, within fifteen (15) days after becoming aware of such Third Party Claim. Any such notice shall (i) describe the Third Party Claim in reasonable detail and, if known, the estimated damages resulting from such Third Party Claim incurred or reasonably expected to be incurred by the Indemnitee and (ii) explain in reasonable detail the basis for the claim by Indemnitee for indemnification to the extent of facts then known by the Indemnitee. In addition, such written notice shall be accompanied by copies of correspondence with third parties or other documentation necessary to understand the claim for indemnification to the extent applicable and then in the possession of the Indemnitee. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 1.5(a) shall not relieve the relevant Indemnifying Party of its obligations under this Article I, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

(b) Defense By Indemnifying Party. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 1.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee as to whether the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim, which notice shall specify any reservations or exceptions.

(c) Defense By Indemnitee. If an Indemnifying Party fails to assume responsibility for managing the defense of a Third Party Claim, or fails to notify an Indemnitee that it will assume responsibility as provided in Section 1.5(b), such Indemnitee may manage the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall reimburse all costs and expenses incurred in connection with such defense in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

(d) No Consent to Certain Judgments or Settlements Without Consent. Notwithstanding any provision of this Section 1.5 to the contrary, no party shall consent to entry of any judgment or enter into any settlement of a Third Party Claim without the consent of the other party (such consent not to be unreasonably withheld) if the effect of such judgment or settlement is or would be to (i) permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the other party, or (ii) affect the other party in a material fashion with respect to the allocation of Liabilities and related indemnities set forth in the Separation Agreement, this Agreement or any other Ancillary Agreement.

1.6. Additional Matters.

(a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both SunPower and Cypress in a material fashion with respect to the responsibilities for management of defense and related indemnities set forth in the Separation Agreement, this Agreement or any of the Ancillary Agreements, the parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful in such party’s reasonable judgment, engage counsel to assist in the defense of such claims at such party’s own expense.

(b) Substitution. With respect to any Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant. If such substitution cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article I shall not be altered.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim (including payment of costs of defense), such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) Not Applicable to Taxes. This Agreement shall not apply to any Action relating to Taxes (which are covered by the Tax Sharing Agreement).

1.7. Survival of Indemnities. Subject to Section 3.7, the rights and obligations of the members of the Cypress Group and the SunPower Group under this Article I shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities or the sale by any member of the Cypress Group or the SunPower Group of the capital stock or other equity interests of any Subsidiary to any Person.

ARTICLE II

INSURANCE MATTERS

2.1. Cooperation. Each of Cypress and SunPower shall share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of Cypress and SunPower, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries for claims made under any insurance policy for the benefit of any insured party, and neither Cypress nor SunPower, nor any of their Subsidiaries, shall take any action that such party knows would jeopardize or otherwise interfere with either party’s ability to collect any proceeds payable pursuant to any insurance policy. Cypress and SunPower shall cooperate with each other in all respects, and they shall execute any additional documents that are reasonably necessary to effectuate the provisions of this Article II.

2.2. SunPower Insurance Coverage After the Separation Date. Except as provided in the Master Transition Services Agreement attached as Exhibit E to the Separation Agreement, following the Separation Date, SunPower shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Cypress’s insurance programs.

2.3. Responsibilities for Deductibles and/or Self-insured Obligations. SunPower shall reimburse Cypress for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Insurance Policies in connection with any SunPower Liabilities.

2.4. Reimbursement. SunPower shall reimburse Cypress for all amounts incurred (including but not limited to reasonable attorneys fees, forensic accountants fees and general adjusters fees) to pursue insurance recoveries from Insurance Policies for SunPower Liabilities.

2.5. No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Cypress Group in respect of any Insurance Policy or any other contract or policy of insurance.

2.6. No Liability. SunPower does hereby, for itself and as agent for each other member of the SunPower Group, agree that no member of the Cypress Group or any Cypress Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Cypress and its Subsidiaries as in effect at any time prior to the Separation Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

2.7. Further Agreements. The parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any term or action undertaken pursuant to the Separation Agreement, this Agreement or any Ancillary Agreement would violate any insurance, self-insurance or related financial responsibility law or regulation, all other conditions and provisions of such affected Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or action would violate any insurance, self-insurance or related financial responsibility law or regulation, the parties shall negotiate in good faith to modify such affected Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

ARTICLE III

MISCELLANEOUS

3.1. Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE CYPRESS GROUP OR SUNPOWER GROUP BE LIABLE TO ANY OTHER MEMBER OF THE CYPRESS GROUP OR SUNPOWER GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN ARTICLE I HEREOF.

3.2. Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

3.3. Governing Law. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of California, excluding its conflict of law rules. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 3.4.

3.4. Dispute Resolution. Any Disputes under this Agreement shall be addressed using the same procedure set forth in the Separation Agreement.

3.5. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the next business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Cypress:

Cypress Semiconductor Corporation

3901 North First Street

San Jose, CA 95134

Attention: Chief Financial Officer and Director of Legal

Fax: (408) 943-4730

if to SunPower:

SunPower Corporation

430 Indio Way

Sunnyvale, CA 94085

Attention: Chief Financial Officer

Fax: (408) 739-7713

3.6. Counterparts. This Agreement, including the exhibits and schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

3.7. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Cypress Group and each member of the SunPower Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

3.8. Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

3.9. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.10. Amendment. No change or amendment shall be made to this Agreement or the exhibits or schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

3.11. Interpretation. The headings contained in this Agreement, in any exhibit or schedule attached hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated.

ARTICLE IV

DEFINITIONS

4.1. Action. “Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

4.2. Ancillary Agreement. “Ancillary Agreement” has the meaning set forth in the Separation Agreement.

4.3. Assets. “Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

4.4. Cypress Business. “Cypress Business” means any business of Cypress other than the SunPower Business.

4.5. Cypress Group. “Cypress Group” has the meaning set forth in the Separation Agreement.

4.6. Cypress Indemnitees. “Cypress Indemnitees” means Cypress, each member of the Cypress Group and each of their respective directors, officers, employees, representatives, agents and attorneys.

4.7. Dispute. “Dispute” has the meaning set forth in the Separation Agreement.

4.8. Distribution. “Distribution” means a distribution of SunPower stock by Cypress to Cypress’s shareholders in a transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended from time to time.

4.9. Environmental Conditions. “Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Material at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including, without limitation, investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

4.10. Environmental Laws. “Environmental Laws” means all laws and regulations of any Governmental Authority with jurisdiction that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws and regulations relating to a Hazardous Materials Release, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a Hazardous Materials Release.

4.11. Governmental Authority. “Governmental Authority” has the meaning set forth in the Separation Agreement.

4.12. Group. “Group” means the Cypress Group or SunPower Group.

4.13. Hazardous Materials. “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

4.14. Hazardous Materials Release. “Hazardous Materials Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

4.15. Indemnifying Party. “Indemnifying Party” has the meaning set forth in Section 1.4(a) of this Agreement.

4.16. Indemnitee. “Indemnitee” has the meaning set forth in Section 1.4(a) of this Agreement.

4.17. Information. “Information” has the meaning set forth in the Separation Agreement.

4.18. Insurance Claim. “Insurance Claim” has the meaning set forth in Section 1.4(a) of this Agreement.

4.19. Insurance Policies. “Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

4.20. Insurance Proceeds. “Insurance Proceeds” means those monies received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured from Insurance Policies.

4.21. IPO. “IPO” shall mean the closing of SunPower’s first firm commitment underwritten public offering of SunPower’s Common Stock registered under the Securities Act.

4.22. IPO Liabilities. “IPO Liabilities” means any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the IPO Registration

Statement or any preliminary, final or supplemental prospectus forming a part of a IPO Registration Statement.

4.23. IPO Registration Statement. “IPO Registration Statement” means the registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission registering the shares of Common Stock of SunPower to be issued in the IPO, together with all amendments thereto.

4.24. Liabilities. “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

4.25. Person. “Person” has the meaning set forth in the Separation Agreement.

4.26. Separation. “Separation” has the meaning set forth in the Recitals hereof.

4.27. Separation Agreement. “Separation Agreement” has the meaning set forth in the Recitals hereof.

4.28. Separation Date. “Separation Date” has the meaning set forth in the Separation Agreement.

4.29. Subsidiary. “Subsidiary” has the meaning set forth in the Separation Agreement.

4.30. SunPower Business. “SunPower Business” means any business currently or in the future conducted by SunPower.

4.31. SunPower Contingent Liability. “SunPower Contingent Liability” means any Liability of a member of the Cypress Group or the SunPower Group that primarily relates to the SunPower Business, whenever arising, to any Person other than a member of the Cypress Group or the SunPower Group, if and to the extent that (i) such Liability arises out of the events, acts or omissions occurring on or prior to the Separation Date and (ii) the existence or scope of the obligation of a member of the Cypress Group or the SunPower Group as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined).

4.32. SunPower Employment Liabilities. “SunPower Employment Liabilities” means all employment-related Liabilities regarding SunPower employees, consultants and independent contractors that arise out of facts, acts or omissions occurring on or after the Separation Date relating to, arising out of, or resulting from their employment with SunPower.

4.33. SunPower Facilities. “SunPower Facilities” means all of the real property and improvements thereon owned or occupied at any time by any member of the SunPower Group, including, without limitation that certain approximately 215,000 square foot manufacturing facility located in the Philippines leased by the SunPower Group as of the date hereof, but excluding the Texas Facility.

4.34. SunPower Group. “SunPower Group” has the meaning set forth in the Separation Agreement.

4.35. SunPower Indemnitees. “SunPower Indemnitees” means SunPower, each member of the SunPower Group and each of their respective directors, officers and employees.

4.36. SunPower Liabilities. “SunPower Liabilities” means (without duplication) the following Liabilities, except as otherwise provided for in any other Ancillary Agreement:

(i) All Liabilities arising from or related to Environmental Conditions (x) existing on, under, about or in the vicinity of any of the SunPower Facilities whether prior to or after the Separation Date, (y) arising out of operations occurring at any time prior to or after the Separation Date at any of the SunPower Facilities or (z) arising out of operations conducted by or on behalf of SunPower at the Texas Facility;

(ii) all Liabilities reflected in the SunPower Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SunPower Balance Sheet;

(iii) all Liabilities of Cypress or its Subsidiaries that arise after the date of the SunPower Balance Sheet that, had such Liability arisen before the date of the SunPower Balance Sheet, would have been reflected in the SunPower Balance Sheet in accordance with the same principles and accounting policies under which the SunPower Balance Sheet was prepared;

(iv) all Liabilities that are related primarily to the SunPower Business at the Separation Date but are not reflected in the SunPower Balance Sheet due to mistake or unintentional omission;

(v) all SunPower Contingent Liabilities;

(vi) all SunPower Payables;

(vii) all SunPower Employment Liabilities;

(viii) all Liabilities whether arising before, on or after the Separation Date, primarily relating to, arising out of or resulting from:

(1) the operation of the SunPower Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Cypress or any Cypress Subsidiary, including SunPower (whether or not such act or failure to act is or was within such Person’s authority));

(2) the operation of any business conducted by any member of the SunPower Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Cypress or any Cypress Subsidiary, including SunPower (whether or not such act or failure to act is or was within such Person’s authority)); or

(ix) all Liabilities relating to, arising out of or resulting from any terminated, divested or discontinued businesses and operations of SunPower; and

(x) all other Liabilities that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or the exhibits or schedules hereto or thereto) as Liabilities to be retained or assumed by SunPower or any member of the SunPower Group, and all agreements, obligations and Liabilities of any member of the SunPower Group under this Agreement or any of the Ancillary Agreements.

4.37. SunPower Payables. “SunPower Payables” means all accounts payable and other obligations of payment for goods or services purchased, leased or otherwise received by SunPower in the conduct of the SunPower Business that as of the Separation Date are payable to a third Person by Cypress or any of Cypress’s Subsidiaries (including SunPower), whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of Cypress or any of Cypress’s Subsidiaries with respect thereto.

4.38. Tax Sharing Agreement. “Tax Sharing Agreement” means the Tax Sharing Agreement, attached as Exhibit D to the Separation Agreement.

4.39. Taxes. “Taxes” has the meaning set forth in the Tax Sharing Agreement.

4.40. Texas Facility. “Texas Facility” means the manufacturing facility operated by Cypress and located at 17 Cypress Boulevard, Round Rock, Texas 78664.

4.41. Third Party Claim. “Third Party Claim” has the meaning set forth in Section 1.5(a) of this Agreement.

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IN WITNESS WHEREOF, the parties have signed this Indemnification and Insurance Matters Agreement effective as of the date first set forth above.

CYPRESS SEMICONDUCTOR CORPORATION	SUNPOWER CORPORATION

By:	By:

Name:	Name:

Title:	Title: